Exhibit (a)(1)(C)
[Website login page]

[Terayon Cable Solutions Telecom Solutions Support News Career Company]


Please enter your Login and Password to login

Login:
Password:

[Login button]

This site used public/private key one way encryption based on RSA Security's MD5 has to protect your password and interaction with this site]





[log in  site map  search  help]